Exhibit 99.1

Idaho Springs, CO, April 30, 2004 (BUSINESS WIRE) - Ten Stix, Inc. (OTCBB: TNTI) announces the delivery of its consumer model of the ProShuffle (TM) automatic shufflers to Texas-based J. C. Penney Corporation, Inc. (NYSE: JCP).

Thomas E. Sawyer, CEO and President of Ten Stix, Inc. says, "Through our distributor, Excalibur Electronics, Ten Stix is delivering the consumer model of the ProShuffle (TM) automatic shufflers to one of America's largest department stores, J. C. Penney (NYSE: JCP)". Sawyer added, "Our relationship with J. C. Penney (NYSE: JCP) began in 2003 when our consumer shufflers were in their winter catalog, we have taken the next step and are now in stores and on their shelves".

The consumer model of the ProShuffle (TM) automatic shuffler will be in J. C. Penney stores in time for Father's day this June.

About Ten Stix, Inc.
Ten Stix, Inc. (OTCBB: TNTI) is a pre-eminent developer and supplier of Casino Products and Table Games including the "ProShuffle" multi-deck card shuffler and "Hold'em 88" table game. For more information visit Ten Stix online (www.tenstix.com).

About J.C Penney Corporation, Inc.
J. C. Penney Corporation, Inc., (NYSE: JCP), the wholly-owned operating subsidiary of J. C. Penney Company, Inc., (the "Company") is one of America's largest department store, catalog and e-commerce retailers, employing approximately 150,000 associates. As of Jan. 31, 2004, J. C. Penney Corporation. Inc. operated 1,020 JCPenney department stores throughout the United States and Puerto Rico, and 58 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United Stares Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

SOURCE: Ten Stix, Inc.